Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Teekay LNG Partners L.P.

We consent to the use of our reports dated April 16, 2013, with respect to the consolidated balance sheets of Teekay LNG Partners L.P. and subsidiaries (the “Partnership”) as of December 31, 2012 and 2011, and the related consolidated statements of income, cash flows, and changes in equity for each of the years in the two year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, included in its Annual Report on Form 20-F for the year ended December 31, 2012, incorporated by reference into the Registration Statement on Form F-3 and related Prospectus for the registration of 931,098 common units and to the reference to our firm under the caption “Experts” in the same Registration Statement on Form F-3.

We also consent to the use of our report dated March 15, 2013, on the consolidated balance sheet of MALT LNG Holdings ApS as of December 31, 2012, and the related consolidated statements of income (loss), shareholders’ equity (deficiency) and cash flows for the year then ended, included in the Teekay LNG Partners L.P. Annual Report on Form 20-F for the year ended December 31, 2012.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

August 22, 2013